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                                                                 Exhibit 10 (o)

September 25, 1998


James Nemiah

Re:  Change in Control Agreement
Dear James:

This letter is to confirm the agreement that we reached with regard to your employment with Alpha Industries, Inc. ("Alpha"). If: (i) a Change in Control occurs within two years of the date of this letter, AND (ii) your employment with Alpha or a subsidiary of Alpha is involuntarily terminated within one year thereafter, THEN Alpha will pay you up to one year of salary continuation in accordance with the terms and conditions of this letter.

A "Change in Control" shall be deemed to have occurred if the Continuing Directors shall have ceased for any reason to constitute a majority of the Board of Directors of Alpha. For this purpose, a "Continuing Director" shall include any member of the Board of Directors of Alpha as of the date of this letter and any person nominated for election to the Board of Directors of Alpha by a majority of the then Continuing Directors.

Salary continuation payments under this letter will be reduced by the amount of any compensation that you receive from any person for services rendered during the salary continuation period. For any period in which you either: (i) engage in activities or enterprises (on behalf of yourself or others) that are directly competitive with any business activity of Alpha Industries, Inc. or any of its subsidiaries, OR (ii) fail to actively seek gainful employment, you will not receive any salary continuation payments.

Please sign both copies of this letter and return one copy to George LeVan. If you have any questions, please feel free to call George LeVan at (617) 824-4419 or Jim Nemiah at (617) 824-4426.

Sincerely,




Paul E. Vincent
Vice President, CFO, Treasurer